Exhibit 10.1

EXECUTION VERSION

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT, dated as of June 21, 2022 (this “Agreement”), is by and among Franklin BSP Realty Trust, Inc., a Maryland corporation (the “Company”), and Security Benefit Life Insurance Company (the “Purchaser”).

WHEREAS, the Purchaser desires to exchange its existing shares of Series D convertible preferred stock of the Company (including Series D convertible preferred stock of the Company held by its affiliates) $0.01 par value (the “Series D Preferred Stock”) for new shares of Series H convertible preferred stock of the Company, $0.01 par value (the “Series H Preferred Stock”) in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“1940 Act” has the meaning specified in Section 3.15.

“Additional Dividend Amount” has the meaning specified in Section 5.7.

“Affiliate” has the meaning specified in the Securities Act.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Agreements and Instruments” has the meaning specified in Section 3.12.

“Ancillary Agreements” means any agreement, document, instrument, certificate or contract entered into in connection with this Agreement, including, without limitation, the Articles Supplementary and all letter agreements entered into between the Company and the Purchaser.

“Articles Supplementary” means the articles supplementary for the Series H Preferred Stock, as will be filed with the Maryland State Department of Assessments and Taxation, in substantially the same form as Annex A.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of New York are authorized or required to be closed by law or governmental action.

“Charter” means the Articles of Amendment and Restatement of Franklin BSP Realty Trust, Inc., as amended.

“Close Associate of a Senior Foreign Political Figure” means a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

“Closing” has the meaning specified in Section 2.2.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means shares of common stock of the Company, $0.01 par value.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Entities” has the meaning specified in Section 3.12.

“Company Related Parties” has the meaning specified in Section 6.2.

“Company SEC Documents” has the meaning specified in Section 3.1.

“Conversion” means the conversion of the Series H Preferred Stock into Common Stock in accordance with the provisions of the Articles Supplementary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Act Regulations” has the meaning specified in Section 3.14.

“Exchange Shares” has the meaning specified in Section 2.1.

“FATCA” means (a) Sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes; (b) the intergovernmental agreement entered into between the Cayman Islands Government and the Government of the United States on 29 November 2013 (“US IGA”), to give effect to the U.S. Foreign Account Tax Compliance Act and Rules promulgated thereunder, the intergovernmental agreement entered into between the Cayman Islands Government and the United Kingdom on 5 November 2013 (“UK IGA”) and, together with the US IGA, the “IGAs”) and any intergovernmental agreement, treaty, regulation, guidance or other agreement between the Cayman Islands Government (or any Cayman Islands government body) and the US, UK or any other participating jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement, implement or give effect to: (i) the legislation, regulations or guidance described above; or (ii) any similar regime, including any automatic exchange of information regime arising from or in connection with the OECD Common Reporting Standard (“CRS”); and (c) any legislation, regulations or guidance in the Cayman Islands that gives effect to the matters outlined in the preceding paragraph (i) including without limitation the Tax Information Authority (International Tax Compliance) (United States of America) Regulations, 2014 (“US FATCA Regulations”), the Tax Information Authority (International Tax Compliance) (United Kingdom) Regulations, 2014 (“UK FATCA Regulations”), the Tax Information Authority (International Tax Compliance) (Common Reporting Standard) Regulations, 2015 (“CRS Regulations”) and, together with the US FATCA Regulations and UK FATCA Regulations, the “Cayman Regulations”) and the Guidance Notes on the International Tax Compliance Requirements of the Intergovernmental Agreements Between the Cayman Islands and the United States of America and the United Kingdom, as amended from time to time, and any further guidance issued in relation to the CRS Regulations (“Cayman Guidance Notes”).

“Foreign Shell Bank” means a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate. A “Foreign Bank” means an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank. “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities. “Regulated Affiliate” means a Foreign Shell Bank that (i) is an affiliate of a depository institution, credit union or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country regulating such affiliated depository institution, credit union or Foreign Bank.

“Form 10-K” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022.

“GAAP” has the meaning specified in Section 3.3.

“Governmental Entity” has the meaning specified in Section 3.12.

“Indemnified Party” has the meaning specified in Section 6.3.

“Indemnifying Party” has the meaning specified in Section 6.3.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Lock-Up Securities” has the meaning specified in Section 5.6.

“Material Adverse Effect” means a material adverse effect on the management, condition (financial or otherwise), results of operations, business or properties of the Company and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industries in which the Company operates, except to the extent that the Company, taken as a whole, is adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism or (z) any change in accounting requirements or principles imposed upon the Company and its Subsidiaries or their respective businesses or any change in applicable Law, or the interpretation thereof.

“Non-Cooperative Jurisdiction” means any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

“Operating Subsidiary” means each of the entities listed on Schedule C hereto.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Preferred Stock Exchange” has the meaning specified Section 2.1.

“Preferred Stock Price” means the liquidation preference per share of the Series H Preferred Stock as set forth in the Articles Supplementary.

“Prohibited Purchaser” means a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Company in connection therewith.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Related Parties” has the meaning specified in Section 6.1.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers, investment advisers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

“Series D Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series H Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Surrendered Shares” has the meaning specified in Section 2.1.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.1      Exchange of Series D Preferred Stock. Subject to the terms and conditions hereof, on the Closing Date (as defined in Section 2.2 of this Agreement), the Purchaser hereby agrees to surrender to the Company for exchange all of its shares of Series D Preferred Stock of the Company (including shares of Series D Preferred Stock held by its affiliates) (collectively, the “Surrendered Shares,” the amount of which is set forth on Schedule A), and the Company agrees to subsequently cause its transfer agent and registrar to issue to the Purchaser (or the designated affiliate of Purchaser) an equal amount of shares of Series H Preferred Stock (the “Preferred Stock Exchange,” and such new shares, the “Exchange Shares”). If required by DST Systems, Inc., the Company’s transfer agent, the Purchaser agrees to execute a customary letter of transmittal surrendering the Surrendered Shares. Following the Preferred Stock Exchange, the Surrendered Shares will be classified as treasury shares on the books and records of the Company and the Purchaser (and/or the Purchaser’s designated affiliate) shall own 17,949 shares of Series H Preferred Stock. The Company and Purchaser agree and acknowledge that there shall be no additional consideration for any accrued dividends on the Series D Preferred Stock for the dividend period in which the Preferred Stock Exchange occurs (the “Current Dividend Period”) since the terms of the Series H Preferred Stock will provide that dividends on the Series H Preferred Stock for the initial dividend period will cumulate from the first day of the Current Dividend Period.

Section 2.2      Closing. Pursuant to the terms of this Agreement, the settlement of the Preferred Stock Exchange (the “Closing”) will occur on June 24, 2022 or another date mutually agreed by the parties hereto (such date, the “Closing Date”), subject to the provisions of this Agreement. The parties agree that the Closing may occur via delivery of electronic mail transmissions, .pdf transmissions, facsimiles or photocopies of this Agreement and the closing deliverables contemplated hereby. The Closing shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, District of Columbia 20004 at 10:00 a.m. (Eastern Time) on the applicable day, or at such other time as the Company and the Purchaser determine. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.

Section 2.3      The Purchaser’s Conditions. The obligation of the Purchaser to consummate the Preferred Stock Exchange at the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions (any or all of which may be waived by the Purchaser at the Closing, in whole or in part, to the extent permitted by applicable Law):

(a)                the Company shall have performed and complied with the covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or prior to the Closing;

(b)                (i) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or a Material Adverse Effect shall be true and correct when made and as of the Closing and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made and as of the Closing, in each case as though made at and as of the Closing (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only); and

(c)                the Company shall have delivered, or caused to be delivered, to the Purchaser the Company’s closing deliverables described in Section 2.5.

Section 2.4      Company’s Conditions. The obligation of the Company to consummate the Preferred Stock Exchange at the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions with respect to the Purchaser (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                (i) the representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing and (ii) all other representations and warranties of the Purchaser shall be true and correct in all material respects as of the Closing (except that representations of the Purchaser made as of a specific date shall be required to be true and correct as of such date only);

(b)                the Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing; and

(c)                the Purchaser shall have delivered, or caused to be delivered, to the Company at the Closing the Purchaser’s closing deliverables described in Section 2.6.

Section 2.5      Deliverables by the Company. Upon the terms and subject to the conditions of this Agreement, at the Closing the Company will deliver (or cause to be delivered) the following:

(a)                evidence of the shares settled at the Closing credited to book-entry accounts maintained by the Company’s transfer agent, bearing the legend or restrictive notation set forth in Section 4.9, free and clear of any Liens, other than transfer restrictions under the Company’s Charter and applicable federal and state securities laws;

(b)                a certificate of the Maryland State Department of Assessments and Taxation (“MSDAT”), dated as of a recent date, to the effect that the Company is in good standing;

(c)                a copy of the certified copy of the Articles Supplementary evidencing that it has been filed with the MSDAT;

(d)                the executed Ancillary Agreements to which the Company is a party;

(e)                to the extent the shares settled at the Closing would otherwise result in the Purchaser violating the ownership restrictions in the Charter, including on an as-converted fully diluted basis, the Company will provide the Purchaser evidence reasonably acceptable to the Purchaser that the board of directors of the Company (the “Board”) has granted a waiver of the ownership restrictions such that the settlement will not result in Purchaser violating the ownership restrictions;

(f)                 a certificate of the Secretary of the Company, certifying as to (1) the Charter and bylaws of the Company, (2) resolutions of the Board authorizing the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including without limitation the issuance of the Exchange Shares and (3) the incumbency of the officers authorized to execute this Agreement and the Ancillary Agreements, setting forth the name and title and bearing the signatures of such officers.

Section 2.6      Purchaser Deliverables. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser will deliver (or cause to be delivered) the following:

(a)                to the extent the Company is required to deliver evidence of a Board ownership waiver described in Section 2.6(f), the Purchaser will provide a representation letter reasonably required by the Board in connection with such waiver;

(b)                the executed Ancillary Agreements to which the Purchaser is a party;

(c)                if required by the Company’s transfer agent, an executed letter of transmittal with respect to the Surrendered Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows:

Section 3.1      Accurate Disclosure. All forms, registration statements, reports, schedules and statements required to be filed by the Company under the Exchange Act or the Securities Act (all such documents, including the exhibits thereto, prior to the date hereof, collectively, the “Company SEC Documents”) have been filed with the Commission. The Company SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.

Section 3.2      Independent Accountants. Ernst & Young LLP, the accountant who has reviewed and/or certified the financial statements included in the Company SEC Documents, is an independent public accountant as required by the Securities Act and Securities Act regulations and the Public Company Accounting Oversight Board.

Section 3.3      Financial Statements; Non-GAAP Financial Measures. The historical consolidated financial statements of the Company, included in the Company SEC Documents, together with the related schedules and notes thereto, present fairly in all material respects the financial position, results of operations and cash flows of the Company, at the dates indicated and for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. Except as included therein, no historical financial statements or supporting schedules are required to be included or incorporated by reference in the Company SEC Documents under the Securities Act, Securities Act regulations, the Exchange Act, or the Exchange Act Regulations. All disclosures contained in the Company SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K promulgated by the Commission, to the extent applicable.

Section 3.4      No Material Adverse Change in Business. Since December 31, 2021, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.5      Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has corporate power and authority to conduct its business as described in the Company SEC Documents and has presently proposed to be conducted and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing or equivalent status in each other jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6      Good Standing of Subsidiaries. Each Operating Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to conduct its business as described in the Company SEC Documents and as presently proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The only subsidiaries of the Company are the Operating Subsidiaries. As of the date of this Agreement, the Company is not a party to any joint venture or similar arrangement and does not have any ownership interest in any other Person other than the Operating Subsidiaries.

Section 3.7      Authorization of the Series H Preferred Stock. The Series H Preferred Stock to be issued by the Company in the Preferred Stock Exchange has been duly authorized for issuance to the Purchaser pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable. No holder of Series H Preferred Stock will be subject to personal liability by reason of being such a holder. The Series H Preferred Stock ranks pari passu with the Company’s Series C convertible preferred stock, the Company’s Series E cumulative redeemable preferred stock and the Company’s Series G cumulative redeemable preferred stock and senior to all other outstanding securities of the Company with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. The Series H Preferred Stock is not subject to any transfer restrictions other than any restrictions set forth under the Articles Supplementary, pursuant to applicable Law, or as may be set forth in agreements entered into by the Purchaser.

Section 3.8      Capitalization Debt. The authorized, issued and outstanding shares of capital stock of the Company and any outstanding debt are as set forth in the Company’s Form 10-K (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to the operation of the Company’s dividend reinvestment plan, pursuant to share-based compensation awards or pursuant to the conversion of convertible securities referred to in the Form 10-K). The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company.

Section 3.9      No Preemptive Rights. Except as have been provided to the Purchaser, contained in the Charter or described in the Company SEC Documents or the Articles Supplementary, there are no (A) preemptive rights or other rights to subscribe for or to purchase, nor any restriction or agreement relating to the voting or transfer of, any equity securities of the Company, or (B) outstanding options or warrants to purchase any securities of the Company.

Section 3.10   Authorization of Agreement; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.11   Authorization of Transactions. As of the Closing, all corporate action required to be taken by the Company or any of its partners for the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by the Agreement, shall have been validly taken.

Section 3.12   Absence of Violations, Defaults and Conflicts. None of the Company and the Operating Subsidiaries (collectively, the “Company Entities”) is (A) in violation of its organizational documents, (B) in violation or breach of or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which any such Company Entity is a party or by which it may be bound or to which any of the properties or assets of any of the Company Entities is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over any of the Company Entities or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, whether with or without the giving of notice or passage of time or, require consent under, or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any properties or assets of the Company pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), nor will such actions (i) result in any violation of the provisions of the organizational documents of any of the Company Entities, (ii) conflict with or constitute a breach of, or a default or a Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of any of the Company Entities pursuant to, or require the consent of any other party to, any Agreements and Instruments, except for such conflicts, breaches, defaults or Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) result in any violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any of the Company Entities.

Section 3.13   Absence of Proceedings. Except as disclosed in the Company SEC Documents, there is no action, suit, proceeding, inquiry, claim or investigation before or brought by any Governmental Entity or any other Person now pending or, to the knowledge of the Company, threatened, against or affecting the Company, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or which might materially and adversely affect its assets or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

Section 3.14   Compliance with Law. Since the Company’s formation, it has complied in all material respects with applicable Law.

Section 3.15   Accounting Controls. The Company Entities maintain internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the rules and regulations of the Commission under the Exchange Act (the “Exchange Act Regulations”) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Company SEC Documents, since the Company’s inception, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. “Material Weakness” has the meaning set forth under Rule 1-02 of Regulation S-X promulgated by the Commission.

Section 3.16   Investment Company Act. None of the Company Entities are required, and upon the issuance and sale of the Series H Preferred Stock as herein contemplated and the application of the net proceeds therefrom, none of the Company Entities will be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 3.17   No General Solicitation; No Advertising. The Company has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Exchange Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 3.18   No Registration Required. Assuming the accuracy of the representations and warranties of the Purchaser contained in Article IV, the issuance of the Exchange Shares pursuant to this Agreement shall have been issued, to the knowledge of the Company, in compliance with all applicable Laws, and is exempt from the registration requirements of the Securities Act, and neither the Company nor, to the knowledge of the Company, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.19   No Integration. Neither the Company nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or is likely to be integrated with the issuance of the Exchange Shares in a manner that would require registration under the Securities Act.

Section 3.20   Rating. Prior to the time of the Closing, the Series H Preferred Stock will have been rated “BB-” or better by a nationally recognized statistical ratings organization.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that:

Section 4.1      Existence. The Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority to own its assets and to conduct its business as currently conducted, except as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.2      Authorization, Enforceability. The Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all necessary action on the part of the Purchaser, and this Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.3      No Breach. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of the Purchaser or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or the property or assets of the Purchaser, except in the cases of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 4.4      Certain Fees. No fees or commissions are or will be payable by the Purchaser to brokers, finders or investment bankers with respect to the issuance of the Exchange Shares or the consummation of the transaction contemplated by this Agreement. The Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or similar fees or commissions incurred by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.5       Investment. The Exchange Shares are being acquired for the Purchaser’s own account (or its designated affiliates), the account of its Affiliates, or the accounts of clients for whom the Purchaser exercises discretionary investment authority (all of whom the Purchaser hereby represents and warrants are institutional “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Exchange Shares or any part thereof, and the Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Exchange Shares under an exemption from applicable federal or state registration requirements (including, without limitation, if available, Rule 144 promulgated thereunder). If the Purchaser should in the future decide to dispose of any of the Exchange Shares, the Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state securities law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.6      Nature of Purchaser.

(a)                The Purchaser represents and warrants to the Company that, (a) it is (1) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (2) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act acquiring Series H Preferred Stock for its own account (or accounts managed by it) and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

(b)                The Purchaser or its Representatives have been furnished with materials relating to the business, finances and operations of the Company and relating to the issuance of the Exchange Shares that have been requested by the Purchaser. The Purchaser or its Representatives has or have been afforded the full opportunity to ask questions of and receive answers from the Company or its Representatives and no statement or printed material which is contrary to the Company SEC Documents has been made or given to the Purchaser by or on behalf of the Company. Neither such inquiries nor any other due diligence investigations conducted at any time by the Purchaser or its Representatives shall modify, amend or affect the Purchaser’s right (i) to rely on the Company’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement. The Purchaser understands and acknowledges that its investment in the Exchange Shares involves a high degree of risk and uncertainty. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Exchange Shares.

Section 4.7      Restricted Securities. The Purchaser understands that the Exchange Shares are characterized as “restricted securities” under the federal securities Laws in as much as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.8      Reliance Upon the Purchaser’s Representations and Warranties. The Purchaser understands and acknowledges that the Exchange Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that the Company is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement.

Section 4.9      Legend; Restrictive Notation. The Purchaser understands that any certificates evidencing the Exchange Shares and the book-entry account maintained by the transfer agent evidencing ownership of the Exchange Shares will bear the legend or restrictive notation required by the Charter of the Company as well as the following legend or restrictive notation: “These securities have not been registered under the Securities Act. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and, in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 4.10 Anti-Money Laundering. The Purchaser hereby acknowledges the Company’s intention to comply with all applicable laws concerning money laundering, terrorism and related activities, including, without limitation, the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (“PATRIOT Act”). In furtherance of such efforts, the Purchaser hereby represents, warrants, and agrees that, to the best of the Purchaser’s knowledge based on reasonable diligence and investigation:

(a)                none of the Purchaser’s past or future capital contributions to the Company (whether payable in cash or otherwise) have been or shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations;

(b)                none of the Purchaser’s past or future capital contributions to the Company will cause the Company or any of their personnel to be in violation of United States federal or other anti-money laundering laws, including without limitation the United States Bank Secrecy Act (31 U.S.C. § 5311, et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and any regulations promulgated thereunder;

(c)                to the best of its knowledge, none of (A) the Purchaser, (B) any person controlling or controlled by the Purchaser, (C) if the Purchaser is a privately held entity, any person having a beneficial interest in the Purchaser, or (D) any person for whom the Purchaser is acting as agent or nominee in connection with this investment, is, in the case of each of the foregoing, an individual, entity, country or territory named on an U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list, is located in a country or territory named on an OFAC list or is a person or entity prohibited under the OFAC programs;

(d)                when requested by the Company the Purchaser will provide any and all additional information that the Company deems necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. The Company may request additional documentation and information to verify the identity of the Purchaser. The Purchaser acknowledges and agrees that the Purchaser will not be in compliance with this Agreement until such time as the Company has received and is satisfied with all the information and documentation requested to verify the Purchaser’s identity;

(e)                the Purchaser shall promptly notify the Company in the event that any of the foregoing representations cease to be true and accurate regarding the Purchaser; and

(f)                 the Purchaser will immediately notify the Company if Purchaser is or Purchaser knows, or has reason to suspect, that one of the Purchaser’s underlying beneficial owners is:

(i)                 a Prohibited Purchaser;

(ii)               a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

(iii)             a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or

(iv)              a person or entity who gives the Purchaser a reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

The Purchaser understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable laws or regulations, the Company may, to the fullest extent permitted by law, undertake appropriate actions, and the Purchaser agrees to cooperate with such actions, to ensure continued compliance with applicable laws or regulations. The Purchaser further understands and agrees that the Company may release confidential information about the Purchaser (and, if applicable, any underlying beneficial owners of the Purchaser) to appropriate authorities if the Company determines that it is in the Company’s best interests to do so in light of applicable laws and regulations.

Section 4.11   FATCA. The Purchaser acknowledges and agrees that:

(a)                the Company may take such actions as it determines necessary or appropriate to comply with FATCA;

(b)                it will furnish the Company with such information, documentation and certifications as the Company may request to comply with the regulations governing FATCA and the obligations of withholding tax agents; any such forms or documentation requested by the Company pursuant to this paragraph (b), or any financial or account information with respect to the Purchaser’s investment in the Company, may be disclosed to the Cayman Islands Tax Information Authority (or any other Cayman Islands governmental body which collects information in accordance with FATCA) and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Company;

(c)                it waives, and/or shall cooperate with the Company to obtain a waiver of, the provisions of any law which:

(i)                 prohibit the disclosure by the Company, or by any of its agents, of the information or documentation requested from the Purchaser pursuant to paragraph (b) above;

(ii)                prohibit the reporting of financial or account information by the Company or its agents required pursuant to FATCA; or

(iii)              otherwise prevent compliance by the Company with its obligations under FATCA.

The Purchaser hereby indemnifies the Company for any loss or liability arising in whole or in part from the Purchaser’s failure to establish that payments and allocations to it are exempt from withholding under FATCA. This indemnification shall survive indefinitely. Notwithstanding any provision to the contrary contained in this Agreement, each of the Affiliates of the Company may enforce directly its rights pursuant to this Section 4.12 of this Agreement subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced, or any law having similar effect. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement (including any Affiliate of the Company) is not required for any variation of, amendment to, or release, rescission, or termination of, this Agreement.

Section 4.13 Valid Title. The Purchaser represents and warrants to the Company that all of the Surrendered Shares are held either directly by the Purchaser, or by an entity that is an affiliate of the Purchaser as contemplated under the Lock-Up Side Letter (the “Lock-Up Side Letter”), dated March 15, 2021, by and between Benefit Street Partners L.L.C. (the Company’s external manager) and Purchaser, and which affiliate is bound by the terms of the Lock-Up Side Letter. The Purchaser (and/or its designated affiliates) has and at the Closing Time will have, valid title to the Surrendered Shares, free and clear of all security interests, claims, liens, equities or other encumbrances (other than those set forth in the Purchaser’s organizational documents) and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and to exchange the Surrendered Shares in accordance with this Agreement. Upon surrender in accordance with this Agreement, valid title (free and clear security interests, claims, liens, equities or other encumbrances) will pass to the Company. All of the Surrendered Shares were acquired by the Purchaser directly from the Company.

ARTICLE V

COVENANTS

Section 5.1      Taking of Necessary Action. Each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions between the Company and the Purchaser contemplated by this Agreement. Without limiting the foregoing, each of the Company and the Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other parties, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement. The Purchaser agrees that its trading activities, if any, with respect to Company’s securities will be in compliance with all applicable state and federal securities laws and rules. The Company shall promptly and accurately respond, and shall use its commercially reasonable efforts to cause its transfer agent to respond, to reasonable requests for information (which is otherwise not publicly available) made by the Purchaser or its auditors relating to the actual holdings of the Purchaser or its accounts; provided that, the Company shall not be obligated to provide any such information that could reasonably result in a violation of applicable law or conflict with the Company’s insider trading policy or a confidentiality obligation of the Company. The Company shall use its commercially reasonable efforts to cause its transfer agent to reasonably cooperate with the Purchaser to ensure that the Exchange Shares are validly and effectively issued to the Purchaser and that the Purchaser’s ownership of the Exchange Shares following the Closing is accurately reflected on the appropriate books and records of the Company’s transfer agent.

Section 5.2      Registration Rights.

(a)                For a period of two years from the date of this Agreement, the Company agrees that, to the extent the Purchaser is not able to freely resell without any limitations its Exchange Shares pursuant to an exemption from registration under the Securities Act, and upon the written request of the Purchaser, the Company will use its reasonable best efforts to file a registration statement (the “Shelf Registration Statement”) under the Securities Act or a prospectus supplement to an already effective Shelf Registration Statement that registers the resale of all of the Common Stock held by the Purchaser (the “Registrable Securities”) within 60 days of such written request. Further, to the extent the Shelf Registration Statement is not already effective, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than within 90 days of receipt of the written request.

(b)                the Company agrees to use its reasonable efforts to keep any Shelf Registration Statement filed under this Section 5.2 continuously effective for a period expiring on the earlier of (x) the date on which all of the Purchaser’s shares have been sold pursuant to the Shelf Registration Statement, and (y) when all such shares may be resold without any limitations, including any volume limitations pursuant to Rule 144 of the Securities Act (“Rule 144”) and further agrees during such period to supplement or amend the Shelf Registration Statement, if and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for a shelf registration to the extent necessary to ensure that it is available for resales by the Purchaser of its shares;

(c)                the Company shall bear all expenses in connection with the procedures in this Section and the registration of the Registrable Securities pursuant to any Shelf Registration Statement, other than fees and expenses, if any, of counsel or other advisers to the Purchaser or underwriting discounts, brokerage fees and commissions incurred by the Purchaser, if any in connection with the offering of the shares pursuant to any Shelf Registration Statement; and

(d)                in order to enable Purchaser to sell the Registrable Securities under Rule 144, the Company shall use its commercially reasonable efforts to comply with the conditions of Rule 144, including without limitation, with respect to public information about the Company and timely file all reports required to be filed by the Company under the Exchange Act.

Section 5.4 Management Equity Investment. For so long as the Series H Preferred Stock remains outstanding, the Company will not, without the consent of a majority of the Preferred Shares outstanding, agree to amend or waive Section 22 of the Amended and Restated Advisory Agreement, dated as of January 19, 2018, by and among the Company and the Company’s external advisor (the “Advisor”), to reduce the obligation of the Advisor and its affiliates to acquire equity securities of the Company.

Section 5.5 Intentionally Omitted.

Section 5.6 Underwriter Lock-Up. If the Purchaser (including its designated affiliates) owns more than 5% of the Common Stock outstanding as of the date of any underwritten public offering of securities of the Company, the Purchaser agrees to execute a customary lock-up agreement for the benefit of the underwriters upon the request of a managing underwriter, which will provide that the Purchaser (and its designated affiliates) will not directly or indirectly, offer, pledge, sell, including any sale pursuant to Rule 144 under the Securities Act, contact to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any securities of the same class as those to be distributed by the underwriters in such public offering that are owned by the Purchaser (or its designated affiliates), and will not effect any sale or distribution of other securities convertible into or exchangeable or exercisable for securities of such class (in each case, other than as part of such underwritten public offering), whether now owned or hereafter acquired by the Purchaser (or its designated affiliates) or with respect to which the Purchaser (or its designated affiliates) has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any Lock-Up Securities, or cause to be filed any registration statement in connection therewith, under the Securities Act, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of the securities, in cash or otherwise, during such period as the managing underwriter may require, not to exceed (90) calendar days after the sale of such underwritten securities (or such other period as may be requested by the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in Rule 2711(f)(4) of the Financial Industry Regulatory Authority, or any successor provisions or amendments thereto); provided, however, that the foregoing restrictions shall not apply to any disposition or transfer to any affiliate of the Purchaser, provided that such affiliate agrees in writing to be bound by the terms of the lock-up agreement. Notwithstanding anything to the contrary contained herein, the restrictions contained herein shall only apply if all other stockholders who then own at least 5% of the capital stock of the Company, each director and executive officer of the Company, and any other person reasonably requested by the managing underwriter to execute a customary lock-up agreement, are also subject to the same restrictions contained herein.

Section 5.7 Ratings. For so long as the Series H Preferred Stock remains outstanding, the Company shall use commercially reasonable efforts to maintain a rating for the Series H Preferred Stock (or for the Series H Preferred Stock and one or more other classes of Company parity preferred stock that are rated as a single class) with a nationally recognized statistical ratings organization (“NRSRO”) and shall not intentionally take any action that at the time of such action would be reasonably likely to result in the Company not being able to maintain at least a “BB-” rating for such preferred stock with a NRSRO (the “Minimum Rating”), unless a majority of the independent directors of the Board determine that taking such action would be in the best interests of the Company, in which case the Company may take such action; provided that if the Company takes such action it shall increase any monthly dividend paid pursuant to Section 4(b) of the Articles Supplementary by $4.166 per Series H Preferred Share (the “Additional Dividend Amount”) for any full monthly dividend period during which the Minimum Rating is not maintained (and, in the event the Minimum Rating is not maintained with respect to a portion of a month, the pro rata amount of such Additional Dividend Amount).

ARTICLE VI

INDEMNIFICATION

Section 6.1      Indemnification by the Company. The Company agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages under this Section 6.1. The maximum liability of the Company for any indemnification of the Purchaser and its respective Purchaser Related Parties pursuant to this Section 6.1 shall not exceed $90,000,000.

Section 6.2      Indemnification by the Purchaser. The Purchaser agrees to indemnify the Company and its respective Representatives (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein, provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Company Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages. The maximum liability of the Purchaser for any indemnification of the Company and the Company Related Parties pursuant to this Section 6.2 shall not exceed $90,000,000.

Section 6.3      Indemnification Procedure. Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies provided for in this Article VI are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.1      Interpretation and Severability. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 7.2      Survival of Provisions. Subject to Section 7.1, and except as otherwise provided herein, the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months. The respective covenants and agreements of the Company and Purchaser contained in this Agreement made by or on behalf of the Company or Purchaser pursuant to this Agreement shall survive the execution of this Agreement and shall remain in full force and effect, regardless of any termination of this Agreement. All indemnification obligations of the Company and the Purchaser pursuant to this Agreement and the provisions of Article VI shall remain operative and in full force and effect unless such obligations are expressly terminated in writing by the parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 7.3      No Waiver; Modifications in Writing.

(a)                Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                Amendments and Waivers. Except as otherwise provided herein, including Section 7.13, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

Section 7.4      Binding Effect; Assignment.

(a)                Binding Effect. This Agreement shall be binding upon the Company, the Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)                Assignment of Rights. No portion of the rights and obligations of the Purchaser under this Agreement may be transferred by the Purchaser without the written consent of the Company; provided, however, that the Purchaser may transfer the Series H Preferred Stock to any affiliate of Purchaser, and in connection therewith, may transfer its rights and obligations hereunder.

Section 7.5      Confidentiality. Notwithstanding anything herein to the contrary, to the extent that the Purchaser has executed or is otherwise bound by a confidentiality agreement in favor of the Company, the Purchaser shall continue to be bound by such confidentiality agreement.

Section 7.6      Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)             If to the Purchaser:

To the respective address listed on Schedule B hereof

(b)             If to Franklin BSP Realty Trust, Inc.:

1345 Avenue of the Americas, Suite 32A

New York, New York 10105

Attention: Secretary

Phone: (212) 588-6770

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Michael E. McTiernan

Facsimile: (202) 637-5684

Email: Michael.McTiernan@hoganlovells.com

or to such other address as the Company or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.7      Removal of Legend. In connection with a sale of the Exchange Shares (which for purposes of this section includes the underlying Common Stock) by the Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and the Company a customary broker representation letter providing to the transfer agent and the Company any information the Company deems necessary to determine that the sale of the Exchange Shares is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Company and regarding the length of time the Exchange Shares have been held. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the notation of a restrictive legend in the Purchaser’s book-entry account maintained by the transfer agent, including the legend referred to in Section 4.9, and the Company shall bear all costs associated therewith. After the Purchaser or its permitted assigns have held the Exchange Shares for six months, if the book-entry account of such Exchange Shares still bears the notation of the restrictive legend referred to in Section 4.9, the Company agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.9 from the Exchange Shares, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Purchaser or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction) and regarding the length of time the Exchange Shares have been held.

Section 7.8      Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.9      Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

Section 7.10   Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.11   Termination.

(a)                Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Entity of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(b)                In the event of the termination of this Agreement as provided in this Section 7.11, (1) this Agreement shall forthwith become null and void and (2) there shall be no liability on the part of any party hereto, except as set forth in Article VI of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of the Company; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 7.12   Recapitalization, Exchanges, Etc. Affecting the Series H Preferred Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Series H Preferred Stock, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

Franklin BSP Realty Trust, Inc.

By:	/s/ Jerome S. Baglien
Name:	Jerome S. Baglien
Title:	Chief Financial Officer, Chief Operating Officer and Treasurer

SECURITY BENEFIT LIFE INSURANCE COMPANY

By:	/s/ Blaine Hirsch
	Name:	Blaine Hirsch
	Title:	Head of Special Situations

Schedule A –

Surrendered Shares
17,949 shares of Series D Preferred Stock
Exchange Shares
17,949 shares of Series H Preferred Stock